Exhibit 10.2

Sterling Bancshares, Inc.

_______________________________

_______________________________

_______________________________

Re:	Incentive Stock Option Grant

I am pleased to inform you that Sterling Bancshares, Inc. (the “Company”) has granted you an incentive stock option (the “Option”) under the Company’s 2003 Stock Incentive and Compensation Plan (the “Plan”) to purchase shares of Common Stock of the Company as follows:

1.	Grant Date		__________

	Option Exercise Price per Share	$	__________

	Number of Options Granted		__________

This Option is intended to qualify as an incentive stock option under Section 422 of the Code.

2. Subject to the further provisions of this Agreement and the applicable terms of any written employment agreement between you and the Company entered into on or prior to the Grant Date, which are incorporated herein by reference (“Employment Agreement”), a percentage of the Number of Options Granted shall become exercisable (vested) by you as set forth below:

Vesting Date	Percentage Vested
Prior to 1st Anniversary of Grant Date	0%
On 1st Anniversary of Grant Date	25%
On 2nd Anniversary of Grant Date	50%
On 3rd Anniversary of Grant Date	75%
On 4th Anniversary of Grant Date	100%

In addition, the Option automatically shall become 100% vested upon a Change of Control of the Company, or if your employment with the Company is terminated due to your death, Retirement or Disability (as defined below). To the extent vested, the Option may be exercised in whole or in part or in two or more successive parts; provided, however, that the Option shall not be exercisable following the 10th anniversary of the Grant Date or the earlier termination of the Option as provided below.

3. The Option may be exercised from time to time by a notice in writing (or if permitted, electronically) of such exercise which references this Option grant and the number of Shares in respect of which the Option is being exercised; provided, however, exercise of the Option shall be subject to the restrictions in the Company’s Insider Trading and Confidentiality Policy, as amended from time to time. Such notice shall be delivered to the Company at its corporate offices in Houston, Texas, attention Human Resources Director or his or her designated representative. An election to exercise shall be irrevocable. The date of exercise shall be the date the notice is hand delivered, or mailed or electronically sent to the Company, whichever is applicable.

4. An election to exercise the Option shall be accompanied by the tender of the full Option exercise price of the shares for which the election is made. Payment may be made (i) in cash or certified check, (ii) a “cashless exercise” through a broker in accordance with the Company’s policy for the same, (iii) with the consent of the Company, the “constructive” tender of shares of Common Stock owned by you for more than six months, or (iv) any combination of the above. However, no exercise shall be effective until you have made arrangements acceptable to the Company to satisfy all applicable tax withholding requirements of the Company, if any, with respect to such exercise.

5. The Option is not transferable by you, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

6. The Option may be exercised on or following your termination of employment with the Company only as set forth below. To the extent the Option is not (or does not become) vested on your termination of employment, the nonvested part of the Option automatically shall be cancelled unexercised on your termination of employment.

(a) Upon termination of your employment with the Company due to your death, the Option may be exercised by your estate, or by a person who acquires the right to exercise the Option by bequest or inheritance or by reason of your death, at any time within one year after your death, but not later than the 10th anniversary of the Grant Date.

(b) Upon termination of your employment with the Company by reason of Retirement or Disability (as defined below), you may exercise the Option at any time within six months (in the case of Disability) or three months (in the case of Retirement) after the termination of your employment, but not later than the 10th anniversary of the Grant Date. As used in this Agreement, “Retirement” means your termination of employment (other than for Cause) on or after reaching age 65 or, with the written consent of the Committee, prior to reaching age 65 but after reaching age 55, and “Disability” means you are entitled to long-term disability benefits under the Company’s long-term disability plan.

(c) Upon termination of your employment with the Company for any reason other than death, Disability, Retirement or Cause (as defined below), you may exercise the Option, to the extent vested on such termination of employment date, at any time within one month of the date of termination of your employment, but not later than the 10th anniversary of the Grant Date. As used in this Agreement, “Cause” means a violation of a material employment policy of the Company.

(d) Upon termination of your employment with the Company for Cause, the Option automatically shall terminate upon the termination of your employment and you shall have no further right to exercise any portion of the Option.

(e) If your employment with the Company is terminated by the Company for any reason other than Disability or Cause on or within one year following a Change of Control (including an involuntary “constructive” termination), then notwithstanding subsection (c) above, you may exercise this Option at any time within three years of the date of termination of your employment, but not later than the 10th anniversary of the Grant Date.

(f) If you die after your termination of employment with the Company and while this Option is exercisable, your estate or beneficiary may exercise this Option, to the extent vested on your date of death, at any time within one year of your death, but not later than the 10th anniversary of the Grant Date.

7. Nothing in the Agreement or in the Plan shall confer any right on you to continue employment with the Company nor restrict the Company from termination of your employment at any time. For purposes of this Agreement, employment as a common law employee by a Subsidiary or any parent corporation of the Company shall be deemed employment with the Company. If you cease to be an employee of the Company, but continue as (i) an employee of a noncorporate entity that would be a Subsidiary or a parent if a corporation, or (ii) a Consultant or Director, no termination of employment shall be deemed to have occurred for purposes of this Agreement until you cease to be an employee of such entity or a Consultant and/or a Director, as the case may be. However, if your employer ceases to be a Subsidiary or a parent corporation (or deemed a Subsidiary or parent), your employment shall be deemed terminated pursuant to Section 6(c) on that date.

8. Notwithstanding any other provision of this Agreement, you agree that you will not exercise the Option and the Company shall not be obligated to deliver to you any shares, if counsel to the Company determines such exercise or delivery would violate any law or regulation of any governmental authority or agreement between the Company and any national securities exchange upon which the shares are traded.

9. In connection with any “change of control” event for purposes of Section 280G of the Code, you may voluntarily and irrevocably surrender to the Company for no consideration all or any designated part of the Option that is not vested prior to such change of control.

10. The Option is subject to the terms of the Plan, which are hereby incorporated by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Further, in the event of any conflict between the terms of this Agreement and an Employment Agreement, the terms that are more favorable to you shall control, provided such terms do not conflict with the Plan. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

Please execute this Agreement by signing and returning all pages to              in the Human Resources Department. Please make a copy of this Agreement for your records.

STERLING BANCSHARES, INC.

By:

OPTIONEE (Employee)